UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005

I-FLOW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-18338 (Commission File Number)	33-0121984 (IRS Employer Identification No.)

20202 Windrow Drive
Lake Forest, California 92630
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 206-2700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On May 26, 2005, I-Flow Corporation (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the stockholders approved an amendment to the I-Flow Corporation Amended and Restated 2001 Equity Incentive Plan. The amendment increased the number of shares available for the issuance under the plan by 3,000,000. A copy of the plan, as amended, is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

     On May 26, 2005, the annual base salary of James R. Talevich, the Chief Financial Officer of the Company, increased from $187,068 to $225,000.

     On May 26, 2005, the board directors approved technical amendments to the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and adopted a set of corporate governance guidelines. Copies of the committee charters, as amended, and the corporate governance guidelines will be available for viewing on the Company’s website as soon as practicable after the date of this Current Report. In accordance with the corporate governance guidelines, the board of directors appointed Jack Halperin to serve as the Lead Independent Director of the Company. The Lead Independent Director, together with the Chairman of the board of directors, is responsible for setting the agenda for all board meetings. The Lead Independent Director is also responsible for presiding over the executive sessions of the independent directors, ensuring proper information flow to all outside directors, and any other functions that may be specified to the position. The Lead Independent Director receives a fee of $10,000 per year for his service in this capacity.

     The board of directors also resolved to terminate the Company’s 2003 Restricted Stock Plan. Grants made prior to May 26, 2005 are unaffected by the board’s decision to terminate the plan. As a result of this action, the Company has no equity incentive plans that were not approved by stockholders pursuant to which it may make grants of equity awards.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description of Exhibit
10.1	I-Flow Corporation Amended and Restated 2001 Equity Incentive Plan

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2005

I-FLOW CORPORATION
By:	/s/ James R. Talevich
James R. Talevich
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	I-Flow Corporation Amended and Restated 2001 Equity Incentive Plan